EXHIBIT 10.1

NOTE MODIFICATION AGREEMENT

THIS NOTE MODIFICATION AGREEMENT (this “Agreement”) is entered into this 7th day of May, 2009 (the “Effective Date”) by and between Dancing Bear Investments, Inc., a Florida corporation (“Holder”), and theglobe.com, inc., a Delaware corporation (“Maker”).

RECITALS:

A.              Maker is the maker under that certain revolving promissory note dated June 6, 2008 (the “Note”) in the maximum principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), which Note is held by Holder.

B.              The Note was issued pursuant to that certain Revolving Loan Agreement dated as of June 6, 2008 between the Holder and Maker (the “Loan Agreement”).

C.              The Note has a Maturity Date of June 6, 2008.

D.              Maker and Holder have agreed to extend the Maturity Date until five (5) business days after demand is made for payment at the discretion of the Holder, as more specifically provided for in this Agreement.

NOW THEREFORE, IN CONSIDERATION OF TEN DOLLARS ($10.00) and other good and valuable considerations, the receipt, adequacy and sufficiency of which are hereby acknowledged, Maker and Holder hereby agree as follows:

1.  Recitals; Capitalized Terms.  The foregoing Recitals are true and correct and are incorporated herein by this reference, as if set forth in their entirety.  Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Note and/or the Loan Agreement, as applicable.

2.  Extension of Maturity Date; Demand Obligation. From and after the original Maturity Date of June 6, 2009, the principal amount of the Note shall be due and payable on the earlier of (i) five business days following any DEMAND for payment, which DEMAND may be made by the Holder at anytime, or (ii) the occurrence of an “Event of Default” as defined in the Loan Agreement (as applicable, the “Maturity Date”).  Accrued interest, at the rate provided in the Note, shall be due and payable on the Maturity Date.

3.  Estoppel.

(a)  Balances under the Note. Maker and Holder agree that the current outstanding principal balance due under the Note is $500,000 and that the accrued and unpaid interest on such amount as of May 7, 2009 is $40,630.

(b)  Ratification; No Claims; No Defaults.  As of the Effective Date of this Agreement, the Note and Loan Agreement are each ratified and confirmed as written, except as modified by this Agreement.  Holder acknowledges and agrees that no Default or Event of Default has occurred under the Note or Loan Agreement.

4.  Cooperation.  Maker and Holder agree from time to time, as may be reasonably requested by the other, to execute and deliver such further instruments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intention on the Note, the Loan Agreement and this Agreement.

5.  Amendments.  This Agreement, the Loan Agreement, the Note and any other loan documents may not be modified, amended, changed or terminated orally, but only by an agreement in writing executed by Maker and Holder.  Except as specifically modified in this Agreement, the remaining terms of the Loan Agreement and Note shall remain in full force and effect without modification.

IN WITNESS WHEREOF, Maker and Holder have each executed and delivered this Agreement as of the Effective Date, first above written.

MAKER:

theglobe.com, inc.

By:	/s/ Edward A. Cespedes
Its: Chief Financial Officer

HOLDER:

Dancing Bear Investments, Inc.

By:	/s/ Robin S. Lebowitz
Its: Treasurer